Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of December 1, 2008 (the “Agreement”), is entered into by and between James J. Bottiglieri, a resident of the state of New York (the “Executive”), and Compass Group Management LLC, a Delaware limited liability corporation (the “Manager”).
RECITALS
     WHEREAS, Compass Group International LLC (“Compass Group International”) and the Executive previously entered into that certain Employment Agreement dated September 28, 2005 (the “Original Employment Agreement”); and
     WHEREAS, Compass Group International previously assigned the Original Employment Agreement to the Manager; and
     WHEREAS, the Manager and the Executive desire to amend and restate the Original Employment Agreement as provided herein;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
1.	Employment
     1.1 Term. The Manager agrees to employ the Executive and the Executive agrees to accept such employment, for a period of five years commencing as of the date of this Agreement, or for such longer term as the Manager and the Executive may agree to in writing (the “Term”). The Term will automatically renew for successive one-year periods at the end of each Term, provided that the Manager may terminate this agreement upon two months notice and Executive may terminate this agreement upon six months notice after the end of the Term.
     1.2 Duties. During the Term, as Executive Vice President of the Manager, Executive shall perform such duties and functions as are assigned to him from time to time by the manager of the Manager (the “Managing Member”), and Executive shall adhere to all of the Manager’s policies and procedures as they may from time to time be amended. In furtherance of the foregoing, Executive agrees to be seconded by the Manager to Compass Group Diversified Holdings LLC to act as its Chief Financial Officer for a period of time to be determined by the Managing Member in its sole judgment and discretion.
     1.3 Time Devoted to Employment; Best Efforts. Except as set forth in Schedule 1.3 attached hereto, as it may be updated from time to time, subject to the Managing Member’s approval, to reflect the Executive’s current activities, Executive agrees to devote his entire working time, attention and efforts to the Manager and its Affiliates, will use his best, good faith efforts to promote the success of the Manager’s business, and will cooperate fully with the

Managing Member in the advancement of the best interests of the Manager.
     1.4 Location of Employment. Executive’s principal place of employment shall be at the Manager’s offices located in Westport, Connecticut.
     1.5 Use of Confidential Information. In performing his services for the Manager pursuant to this Agreement the Executive will not use Confidential Information (as defined in Section 7) in a manner that would violate the rights or impair the interests of the Manager.
     1.6 Transfer to Affiliate. The Manager may, at its option, transfer Executive’s employment, and its obligations hereunder, to an Affiliate of the Manager or an entity under control of the Manager’s shareholders or its management team. Should this occur, the Manager agrees to guarantee all payments owed to Executive hereunder, and Executive agrees that all of his obligations and the Manager’s right hereunder shall accrue to the entity to which employment is transferred.
2.	Compensation and Related Matters.
     2.1 Base Salary. As compensation for services rendered hereunder, the Manager shall pay the Executive an annual base salary of $375,000 or such higher amount as the Manager, in its sole judgment and discretion, may provide during the Term (the “Annual Base”), provided that the Annual Base may be increased by the Manager, but not decreased, which amount shall be paid in accordance with the Manager’s customary payroll practices.
     2.2 Performance Bonus. The Manager shall award a bonus (the “Bonus Amount”) to Executive for each fiscal year of the Manager during the term, which bonus shall be no less than $100,000 and shall be recommended by the Managing Member in its sole judgment and discretion. The Bonus Amount shall be paid to the Executive no later than the 15th day of the third month after the end of the fiscal year of the Manager for which it is being awarded.
     2.3 Benefits. The Executive will be eligible to participate in the Manager’s employee benefit plans made available to similarly situated employees of the Manager, including medical, dental, life insurance (at least $1 million of term benefits to be maintained by the Manager), and 401(k) plan, all in accordance with Manager policies and subject to the terms of those benefit plans, as they may from time to time be amended. The Executive will be afforded four weeks of vacation annually.
     2.4 Withholding. The Manager shall make such deductions and withhold such amounts from each payment made to Executive under this Agreement as may be required by law and in accordance with the Manager’s customary payroll practices.
3.	Termination of Employment .
     3.1 Termination. The Executive’s employment hereunder may be terminated prior to the end of the Term of this Agreement under the following circumstances:
(a) Upon the Death of Executive. The Executive’s employment hereunder shall terminate upon his death.

(b) By the Manager for Disability. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Manager for a cumulative six months during any eighteen month period, his employment may be terminated by the Manager for “Disability.”
(c) By Manager for Cause. Termination by the Manager of the employment of the Executive for “Cause” shall mean termination based upon the Executive’s (i) willful breach of any provision of this Agreement or willful breach or willful neglect of his duties and responsibilities, (ii) criminal conviction of an offense constituting a felony occurring on or after the execution of this Agreement, (iii) acts of fraud, misappropriation or embezzlement, or (iv) breach of his duty of loyalty or fiduciary duties to the Manager.
(d) By Manager without Cause. The Manager may terminate Executive’s employment during the Term of this Agreement for reasons other than Cause.
(e) By Executive for any Reason. The Executive may terminate his employment during the Term of this Agreement for any reason.
     3.2 Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated due to his death, the date of his death, (b) if the Executive’s employment is terminated due to Executive’s Disability, ten days after Notice of Termination is given to the Executive, (c) if the Executive’s employment is otherwise terminated by the Manager or by Executive, the date upon which the Cause event occurs or such other date reasonably set forth in the Notice of Termination. Nothing in this Section shall be deemed to diminish the Manager’s right to cause the Executive to cease performing his duties and responsibilities as an employee of the Manager at any time, or to limit either party’s right to give a Notice of Termination at any time during the Term of this Agreement. Notwithstanding the foregoing, the “Date of Termination” shall not be treated as occurring before the Executive has incurred a “Separation from Service” as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     3.3 Notice of Termination. Any purported termination of the Executive’s employment by the Manager or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 9.4 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
4.	Compensation Upon Termination.
     4.1 Disability. During any period in which the Executive fails to perform his full-time duties with the Manager as a result of incapacity due to physical or mental illness, the Executive shall be compensated as follows: (a) the Executive shall continue to receive his Annual Base at the rate in effect at the commencement of any such period less any compensation payable to the

Executive under the applicable disability insurance plan of the Manager during such period, until the Executive’s employment is terminated pursuant to Section 3 of this Agreement; and (b) on the date that is six months and one day after the Date of Termination, the Company shall pay Executive a lump sum amount equivalent to (i) six months Annual Base Salary and (ii) one half times the Executive’s average Bonus Amount for any fiscal year during Executive’s employment with the Manager, less any amounts to be paid to Executive during the first two years after disability has occurred by any Manager disability insurance plan. Thereafter, the Executive’s benefits shall be only as provided under the Manager’s insurance and other benefits programs then in effect in accordance with the terms of such programs.
     4.2 Termination for Cause. In the event the Executive’s employment is terminated by the Manager for Cause, the Manager shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which the Executive was entitled as of the Date of Termination and the Manager shall have no further obligations to the Executive under this Agreement.
     4.3 Termination without Cause; Termination by Executive for any Reason. In the event the Executive’s employment is terminated by the Manager without Cause or by the Executive for any reason, the Manager shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which Executive was entitled as of the Date of Termination. In addition, the Manager shall pay to the Executive a lump sum amount equivalent to $400,000 on the date that is six months and one day after the Date of Termination.
     4.4 Non-Solicitation of Employees. Upon termination, Executive shall not solicit other employees of the Manager for employment elsewhere for a period of twenty-four months without express written consent of the Manager.
     4.5 Section 409A of the Code. Manager and Executive intend that this Agreement shall be in compliance with Section 409A of the Code and the provisions of this Agreement shall be construed in a manner consistent with such intent. The Manager agrees to take all reasonable steps to ensure that Executive shall not be subject to any penalties with respect to any payments received hereunder. In the event that any guidance is issued by the Internal Revenue Service, or if a judicial decision is rendered, to the effect that arrangements similar to this Agreement do not satisfy the requirements of Section 409A, the Manager and Executive agree to take whatever reasonable actions may be necessary at such time in order to ensure that (i) the payments under this Agreement shall be in compliance with Section 409A and (ii) the Executive shall not be subject to any penalty under Section 409A with respect to his receipt of such payments.
5.	Covenants.
     5.1 Confidential Information. Executive acknowledges that during his employment with the Manager, he shall be exposed to or given access to Confidential Information (as defined below in Section 7.2). The Executive agrees, without limitation in time or except to the extent such information shall become public other than by the Executive’s unauthorized disclosure (which shall not include disclosures as are necessary or appropriate in connection with the performance by the Executive of his duties as Executive Vice President of the Manager), to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information. There shall be no prohibition against the Executive using the general skill and knowledge which he has acquired as an employee of the Manager, provided that such use does not violate this Paragraph 5.1 or other provision of this Agreement.
     5.2 Ownership of Intellectual Property. Executive acknowledges and agrees that all work performed, and all ideas, concepts, materials or other subject matter related to the Manager’s business (collectively, “Materials”) conceived, developed or prepared by him, alone or with others, during the period of his employment or other relationship with the Manager in written, oral, electronic, photographic, optical or any other form, are the property of the Manager and its successors or assigns, and all rights, title and interest therein shall vest in the Manager and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his employment or other relationship with the Manager. To the extent that title to any Materials has not or may not, by operation of law, vest in the Manager and its successors or assigns, or such Materials may not be considered works made for hire, Executive hereby irrevocably assigns all rights, title and interest therein to the Manager and its successors or assigns. All Materials belong exclusively to the Manager and its successors or assigns, with the Manager and its successors or assigns having the right to obtain and to hold in its or their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Executive hereby grants to the Manager and its successors or assigns an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on his behalf as the Manager and its successors or assigns may deem appropriate in order to perfect or enforce the rights defined in this Section. Executive further agrees to give the Manager and its successors or assigns, or any person designated by the Manager and its successors or assigns, at the Manager’s or its successors’ or assigns’ expense, any assistance required to perfect or enforce the rights defined in this Section. Executive shall communicate and deliver to the Manager and its successors or assigns promptly and fully all Materials conceived or developed by him (alone or jointly with others) during the period of his employment or other relationship with the Manager and its successors and assigns.
     5.3 Return of Documents and Other Property. Upon termination of Executive’s employment, the Executive shall return to the Manager all of its property, equipment, documents, records, lists, files and any and all other Manager materials including, without limitation, computerized or electronic information that is in Executive’s possession as of the Date of Termination (the “Manager Property”). The Manager Property shall be delivered to the Manager at its office in Westport, Connecticut (or at such other location designated by the Manager), at Executive’s expense, within five business days after the Date of Termination. Unless otherwise agreed by the Manager in writing, Executive shall not retain any Manager Property.
     5.4 Irreparable Injury. Executive acknowledges that the covenants contained in this Section 5 and the Executive’s services under this Agreement are of a special and unique character, which gives them a peculiar value to the Manager, the loss of which may not be reasonably or adequately compensated for by damages in an action at law. Executive therefore agrees that the Manager shall be entitled, in addition to any other right or remedy, to a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable remedy that prevents Executive from breaching this Agreement.

6.	Arbitration.
(a) Except as set forth in Section 5.4, all disputes under this Agreement will be resolved by arbitration in Connecticut, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any award rendered by the arbitrator will be conclusive and binding upon the parties and there will be no right of appeal therefrom (except as federal and/or state law provides limited rights of appeal of arbitration decisions.)
(b) Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this paragraph.
(c) The arbitrator will be selected by the joint agreement of the parties hereto, but if they do not so agree within twenty days after the date of the notice referred to above (or such longer time to which they agree), they will request from the AAA a panel of seven arbitrators from which the parties will alternately strike names until a single arbitrator has been selected. The flip of a coin will determine which party strikes the first name.
(d) Each party will pay its own expenses of arbitration (including legal fees) and the expenses of the arbitrator will be equally shared. The arbitrator shall have no authority to make an award to either party of any such expenses or fees.
7. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 7:
     7.1 “Affiliates” with respect to any person or entity, shall mean any entity that is controlled by such person or entity, is controlled by such person or entity or is under common control with such person or entity.
     7.2 “Confidential Information” shall mean (i) any and all trade secrets, product and business plans; (ii) any and all non-public information concerning the business and affairs of the Manager (which includes, but is not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Manager containing or based, in whole or in part, on any information included in the foregoing.
8. Representations and Warranties of Executive. Executive represents and warrants to the Manager that Executive’s signing and performance of this Agreement will not violate any agreement of the Executive with any third party or otherwise violate the rights of any third party based upon the present or past relationship of the Executive with such third party.

9.	Miscellaneous.
     9.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.
     9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
     9.3 Waivers. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
     9.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier, as follows:
     If to the Manager, to:
Compass Group Management LLC
61 Wilton Road Suite 2
Westport, CT 06880
Attention: I. Joseph Massoud, Managing Member
     and
Squire Sanders & Dempsey
Suite 2900
221 E. Fourth Street
Cincinnati, OH 45202
Attention: Stephen C. Mahon
     If to the Executive, to:
James J. Bottiglieri
805 Shore Acres Drive
Mamaroneck, NY 10543
or to such other address as may be specified in a written notice personally delivered, faxed or mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, given by one party to the other party hereunder.

     9.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.
     9.6 Amendment; Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (and without requiring the consent of any other person) and, so long as the Executive lives, no person, other than the Manager, its successors and assigns and the Executive shall have any rights under or interests in this Agreement or the subject matter hereof except as expressly provided herein.
     9.7 Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto relating to the subject matter hereof.
     9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.
[Signature page immediately follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPASS GROUP MANAGEMENT LLC

By:

Name:	I. Joseph Massoud

Title:	Manager

EXECUTIVE

James J. Bottiglieri

Schedule 1.4
Executive’s Current Activities